Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Textainer Group Holdings Limited:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in accounting policy. As discussed in Note 1(l) to the consolidated financial statements, effective January 1, 2007 the Company adopted FASB Staff Position AUG AIR-1 (FSP), Accounting for Planned Major Maintenance. The FSP was retrospectively applied adjusting all financial statements presented.

/s/ KPMG LLP

San Francisco, California

September 25, 2007